                                                                    EXHIBIT 12.1

                              HARTFORD LIFE, INC.

        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                ($ IN THOUSANDS)

                                    1992         1993         1994         1995         1996
                                  --------     --------     --------     --------     --------
EARNINGS
OPERATING INCOME................  $150,000     $201,000     $223,000     $226,000     $ 31,000
                                  --------     --------     --------     --------     --------
ADD:

FIXED CHARGES
Interest expense................    26,000       25,000       29,000       35,000       55,000
Interest factor attributable to
  rentals.......................     7,230        7,570        7,910        8,300        8,760
                                  --------     --------     --------     --------     --------
TOTAL FIXED CHARGES.............    33,230       32,570       36,910       43,300       63,760
                                  --------     --------     --------     --------     --------
EARNINGS, AS DEFINED............  $183,230     $233,570     $259,910     $269,300     $ 94,760
                                  =========    =========    =========    =========    =========
RATIOS
Earnings, as defined, to total
  fixed charges.................       5.5          7.2          7.0          6.2          1.5
                                  =========    =========    =========    =========    =========
Earnings, as defined, to total
  fixed charges and preferred
  dividend requirements (2).....       5.5          7.2          7.0          6.2          1.5
                                  =========    =========    =========    =========    =========
Adjusted earnings to total fixed
  charges (1)...................       N/A          N/A          N/A          N/A          6.9
                                  =========    =========    =========    =========    =========

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(1) The ratio reflects an adjustment to income before income tax expense of $348 million relating to Closed Book GRC losses for the year ended December 31, 1996. This ratio is being presented for 1996 to allow for a better understanding of the underlying trends in the Company's current business. Closed Book GRC primarily includes investment contracts with fixed or indexed rates for a specified period, constituting all GRC written by the Company prior to 1995. For a further discussion of Closed Book GRC, see Item 2, "Financial Information," in the Company's Registration Statement on Form 10, incorporated herein by reference.

(2) There were no shares of Preferred Stock outstanding during the periods included above.